Ex. 15.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 no. 333-235692) pertaining to the Omnibus Incentive Plan, amended and Restated Stock Option Plan, and Restricted Share Unit Plan of Liminal BioSciences Inc. of our report dated March 27, 2018, with respect to the consolidated statements of operations, comprehensive loss, changes in equity and cash flows for the year ended December 31, 2017 included in the Amendment No. 1 on Form 20-F/A.

/s/ Ernst & Young LLP

Montreal, Canada

August 4, 2020